Federal Home Loan Bank of Des Moines
announcement

December 22, 2014

Dear FIRST NAME,
Earlier this year, we announced a potential merger with the Federal Home Loan Bank of Seattle. After extensive due diligence and unanimous approval of a merger agreement by the Boards of both Banks, we submitted a joint merger application to the Federal Housing Finance Agency (FHFA). The FHFA approved our application on December 19, 2014, subject to satisfaction of specific closing conditions set forth in the FHFA approval letter, including the receipt of approvals by members of both Banks. More details are available in the press release or on the FHLB Des Moines website.

Approval of the application by the FHFA triggers the next step in the merger process, which is ratification of the merger agreement by the member-owners of the Des Moines and Seattle Banks. Members of both Banks must separately ratify the merger agreement by majority vote in the manner prescribed by the FHFA merger rules.

Your institution will receive a packet of disclosure materials the week of January 12, 2015. These materials are designed to provide you with a comprehensive view of the proposed merger and the combined Bank. Additionally, an email will be sent on January 15, 2015 from Survey & Ballot Systems with a link for you to cast your vote. Voting will conclude on February 23, 2015.

In an effort to ensure your questions are answered and you have all of the necessary information to make an informed decision about the merger, we will be holding a series of member meetings throughout our district. Please see the dates and locations below:

January 16	January 20	January 21	January 23	January 27	January 28
Springfield, Missouri: 11:00 AM, Hilton Garden Inn	St. Louis, Missouri: 9:00 AM, Marriott West	Fargo, North Dakota: 9:00 AM, Hilton Garden Inn	Coralville, Iowa: 10:00 AM, Marriott	West Des Moines, Iowa: 10:00 AM, Hilton Garden Inn	Member call: 10:30 AM
	Lakeville, Minnesota: 1:00 PM, Holiday Inn and Suites	Sioux Falls, South Dakota: 3:00 PM, Hilton Garden Inn

I can assure you that the decision to merge with the Seattle Bank has been carefully considered by the FHLB Des Moines Board of Directors and management team. Given the changing financial landscape and increase in member consolidations and acquisitions, we firmly believe that the proposed merger better positions our Bank to remain financially strong in the long run. Protecting the long-term value of your cooperative and ensuring that you have continued access to low-cost products and quality customer service has been our main priority throughout the entire merger process.

If you have any questions at this time, please contact (NAME OF VP/MEMBER SOLUTIONS) or submit them through mergerquestions@fhlbdm.com.

Sincerely,

/s/ Richard Swanson

Richard Swanson
President and CEO
FHLB Des Moines